Exhibit 99.5

FP Email

Subject: CNL Healthcare Properties Transaction: Operational & Tax Matters

Feb. 17, 2026

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Professional:

We are writing with some operational and tax information related to the proposed transaction between CNL Healthcare Properties (CHP or the Company) and Sonida Senior Living (Sonida or SNDA). The transaction remains subject to approval by holders of a majority of CHP’s common stock and of a majority of Sonida’s stock entitled to vote and certain other closing conditions. If approved by the stockholders and the other conditions to closing are satisfied, Sonida will acquire all of CHP’s common stock — providing the opportunity for CHP stockholders to receive full liquidity through a combination of cash and unrestricted, freely tradable Sonida stock, which trades on the NYSE.

If shareholders vote to approve the transaction at the March 6 annual meeting, and the other conditions to closing are met, it is anticipated that the merger may be completed in mid-March 2026. This acquisition further reinforces Sonida’s commitment to the healthcare real estate market and the increasing need for seniors housing assets given the aging demographics. The combined company is believed to be the 8th-largest owner of U.S. senior living assets by unit count and arguably one of the largest publicly traded pure-play seniors housing owner-operators

Please review these frequently asked questions in preparation for the distribution of cash and shares to your clients. This letter will also be sent to shareholders on or about Feb. 19. For additional information, please contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

CHP-0226-5218515-BD